UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

____________________________________________

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): May 22, 2008

VirTra Systems, Inc.

(Exact Name of Registrant as Specified in Charter)

Texas	000-28381	93-1207631
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

1406 W. 14th Street, Suite 101 Tempe, Arizona 85281
(Address of principal executive offices)

(408) 968 – 1488

 (Registrant's telephone number, including area code)

2500 City West Boulevard, Suite 300

Houston, Texas 77042

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

| |	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

| |	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

| |	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

| |	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On May 22, 2008, Thomas Cloud resigned as a director of the Company, effective immediately.

Item 7.01 Regulation FD Disclosure.

Attached is a letter from the Company’s President to shareholders regarding the Company’s quarterly results and the resignation of General Perry V. Dalby and Thomas Cloud from the Company.  This letter will be posted on the Company’s Web site and distributed to subscribers to the Company’s e-mail shareholder updates.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this Form 8-K to be signed on its behalf by the undersigned hereunto duly authorized.

VirTra Systems, Inc. (Registrant)

By:	__________________ __
Bob Ferris President

Dated:

May 22, 2008

EXHIBITS

1.1

Letter from Bob Ferris to the Shareholders of VirTra Systems, Inc.

May 22, 2008

Friends and Shareholders:

I have attached VirTra Systems' 2008 first quarter 10-Q report as filed Tuesday with the Securities and Exchange Commission. I respectfully suggest your careful review of all our public filings.

I'd like to begin by stating that Major General Perry V. Dalby (USA-Retired) is one of the finest men I've ever had the pleasure of working with, which makes the news of his recent resignation as VirTra Systems' CEO truly bittersweet. While he has successfully navigated VirTra Systems through some demanding situations and acted as a consummate leader during his tenure as Chief Executive Officer, his decision to resign from his post is perhaps the greatest testament to his professionalism. The General realized that after several years of exceptional service, some significant changes had to be made in order to preserve the best interest of the company and its loyal shareholder base. His resignation was one of those changes and I would like to take this opportunity to publicly express my gratitude for the wonderful contributions he has made.

In addition, I would like to point out that during the first quarter we decided to rescind the small compensation we provided our Board of Directors members.  To help give the Company every chance of success, each board member voted to eliminate their own compensation.   Today, I will be accepting the resignation of a Board of Directors member, Tommy Cloud who is a close friend of General Dalby's and has been too busy with other activities to devote time to VirTra Systems.

One other significant change to the VirTra Systems' blueprint is the recent decision to centralize operations by bringing all operations to our headquarters in Phoenix Arizona. As a result of that decision, our Houston office will be closed effective June 1st 2008. This decision will dramatically increase efficiency, eliminate a significant amount of unnecessary spending and build a far more productive company across the board. These changes are difficult but necessary steps for VirTra Systems to take en route to new levels of success and profitability.

Without a doubt, 2008 continues to be one of VirTra Systems' most progressive years to date. Sales activity has markedly increased, and we are now implementing far more aggressive marketing initiatives, it is gratifying to see successful results that improve our efficiency and add to our bottom-line. VirTra Systems' revenues are up a staggering 118% from the first quarter of last year as our elite products and philosophy have truly taken hold of the marketplace. During the three months ending on March 31st 2008, our revenues increased to $522,165 - a bold 118% increase from the $239,386 VirTra posted for the same period in 2007. With our general and administrative costs significantly reduced during the same three-month period in 2008, it is clear that our concerted effort to reduce costs made a significant impact and the streamlined Phoenix operation will certainly contribute to that exciting trend.

VirTra Systems continues to make huge strides in the marketplace. We are so grateful to our loyal investors and want you to know that the recent optimization of operations is a wonderful turning point for the company we all want to succeed. There is a rejuvenation internally that is contagious and will take this company above and beyond expectations. As VirTra Systems consistently raises the bar, it takes the support of our investors to continue moving it up - notch after notch. I would like to humbly take this opportunity to thank each and every one of you for your continued support and loyalty.

In closing, I would like to introduce Jed Wallace to the VirTra team of shareholders and supporters. Jed was responsible for some of VirTra Systems' most powerful national media exposure in the past and has now joined the team fulltime to handle public, media and investor relations. Please feel free to contact Jed at 310-403-0559 or jed@streetrelations.com.

Again, thank you all for your continued support; you all serve a vital role in the growth of this company and our collective corporate vision.

These are simply my personal comments, and should not be relied upon in your investment decisions. I strongly urge you to conduct your own due diligence with regard to any investment in VirTra Systems. I respectfully refer you to VirTra Systems' filings with the United States Securities and Exchange Commission.

-- Bob Ferris, President of VirTra Systems